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                         [Ledgewood Law Firm letterhead]


                                November 7, 2003

Lease Equity Appreciation Fund I, L.P.
c/o LEAF Asset Management, Inc.
1845 Walnut Street, 10th Floor
Philadelphia, PA 19103

Gentlemen/Ladies:

         We have acted as counsel to Lease Equity Appreciation Fund I, L.P. ("LEAF") in connection with the preparation and filing by LEAF of a Post-Effective Amendment to its registration statement on Form S-1, Registration No. 333-84730 (the "Post-Effective Amendment"), with respect to the offer and sale of up to 500,000 units of limited partnership interest (the "Units"). In connection therewith, you have requested our opinion as to certain matters referred to below.

         In our capacity as such counsel, we have familiarized ourselves with the actions taken by LEAF in connection with the registration of the Units. We have examined the originals or certified copies of such records, agreements, certificates of public officials and others, and such other documents, including the Post-Effective Amendment, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents.

         Based upon and subject to the foregoing and assuming that sales of the Units will be made in accordance with the terms and conditions stated in the Post-Effective Amendment, we are of the opinion that:

                  1. LEAF is a limited partnership which has been duly formed, is validly existing and is in good standing under the laws of the State of Delaware. LEAF has full power and authority to issue the Units.

                  2. When issued as set forth in the Post-Effective Amendment, the Units will be validly issued, fully paid and non-assessable.



         We are attorneys admitted to practice before the courts of the United States and the Commonwealth of Pennsylvania. The opinions set forth herein are limited to matters governed by the laws of the United States and the internal laws of the Commonwealth of Pennsylvania, without reference to choice of law provisions thereunder, and to matters of general corporate and partnership law of the State of Delaware.

         We consent to the references to this opinion and to Ledgewood Law Firm, P.C. in the prospectus included as part of the Post-Effective Amendment, and to the inclusion of this opinion as an exhibit to the Post-Effective Amendment.



                                              Very truly yours,

                                              /s/ Ledgewood Law Firm, P.C.

                                              LEDGEWOOD LAW FIRM, P.C.